     As filed with the Securities and Exchange Commission on October 16, 1996
                          Registration No.
 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             -----------------------

                       The Tracker Corporation of America
            (Exact name of registrant as specified in its character)

          DELAWARE                                                 86-0767918
(State of other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification number)

         180 DUNDAS STREET WEST, SUITE #1502
         TORONTO, ONTARIO, CANADA                                   M5G 1Z8
(Address of Principal Executive Offices)                            (Zip Code)

                             -----------------------

                      1996 STOCK WAGE AND FEE PAYMENT PLAN
                            (Full title of the Plan)

                             -----------------------

                                MARK J. GERTZBEIN
                            Executive Vice President
                       The Tracker Corporation of America
                       180 Dundas Street West, Suite #1502
                        Toronto, Ontario, Canada M5G 1Z8
                     (Name and address of agent for service)

                                 (416) 595-6222
          (Telephone number, including area code, of agent for service)

                             -----------------------

Approximate date of commencement of proposed sales pursuant to the Plan: From time to time after this Registration Statement becomes effective

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
                                       Proposed          Proposed
Title of                               Maximum           Maximum
Securities           Amount            Offering          Aggregate        Amount of
to be                to be             Price             Offering         Registration
Registered           Registered        per Share(1)      Price            Fee(1)
--------------------------------------------------------------------------------------
Common Stock,        1,400,000         $0.26             $364,000         $125.52
$.001 par value
--------------------------------------------------------------------------------------

(1) Computed pursuant to Rules 457(h)(1) and 457(c) for the purpose of calculation of the registration fee on the basis of the average of the bid and asked price of a share of the Registrant's Common Stock on October 4, 1996 as reported by the National Quotation Bureau, Inc.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to the full-time employees and the outside directors as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

         2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 1996.

         All documents subsequently filed by the Registrant pursuant to section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         The authorized capitalization of the Registrant consists of 30,000,000 shares of Common Stock, $0.001 par value per share, 20,000,000 shares of Class B Voting Common Stock, $.00000007 par value per share, and 500,000 shares of Preferred Stock, $0.001 par value per share.

COMMON STOCK

         As of June 25, 1996, there were 10,711,885 shares of Common Stock outstanding, held of record by approximately 320 shareholders. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of all common stock outstanding, including the Common Stock and the Class B Voting Stock (described below), entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock outstanding from time to time. Upon the liquidation, dissolution or winding up of the Registrant, the holders of all common stock, including the Common Stock and the Class B Voting Stock (described below), are entitled to receive ratably the net assets of the Registrant available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of the Convertible Preferred Stock and the holders of shares of any other class or series of Preferred Stock that the Registrant may designate and issue in the future.

         Saturn has a contractual right, which to date it has not exercised, to have one representative on the Company's Board of Directors, which representative may be removed only with the written consent of Saturn. Saturn also has the right to attend Board meetings and to receive certain information regarding the Company.

CLASS B VOTING COMMON STOCK

         As of June 25, 1996, there were 5,209,762 shares of Class B Voting Common Stock, par value $.00000007 (the "Voting Stock"), outstanding, held by Montreal Trust, as Trustee, pursuant to an Exchange Agreement for the benefit of approximately 100 holders. The Class B Voting Common Stock is redeemable by the Registrant at par value at any time, has no right to cash dividends, has liquidation rights of $0.0001 per share (junior to the rights of the holders of the Common Stock), and has voting rights equivalent to those of the Common Stock. The beneficial owners of the Voting Stock (i.e., the holders of the Exchangeable Preference Shares of Tracker Canada) have the right to vote the Voting Stock under procedures set forth in the Exchange Agreement. Although the Voting Stock is redeemable by the Registrant, the Registrant has agreed not to redeem the Voting Stock until such times, from time to time, as holders of Exchangeable Preference Shares of Tracker Canada elect to exchange such shares into Common Stock of the Registrant Upon the exchange of a holder's Tracker Canada Exchangeable Preference Shares for Common Stock of the Registrant, a corresponding number of the shares of the Voting Stock will be returned to the Registrant The rights, preferences and privileges of holders of Voting Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock that the Registrant may designate and issue in the future.

EXCHANGEABLE PREFERENCE SHARES

         As of June 25, 1996, Tracker Canada had outstanding 5,209,762 Exchangeable Preference Shares. As a result of certain agreements and the Plan of Arrangement entered into in connection with the Reorganization, holders of the Exchangeable Preference Shares have voting, dividend and liquidation rights that are in parity with those of holders of the shares of the Registrant Common Stock. In addition, holders of Exchangeable Preference Shares are entitled to exchange such shares with the Registrant for shares of the Registrant Common Stock on a one-to-one basis, subject to adjustment from time to time to take into account certain events. Accordingly, there are no material differences between the rights of the holders of the Exchangeable Preference Shares and the rights of the holders of the Registrant Common Stock. The exchange of Exchangeable Preference Shares for Common Stock is a taxable event.

         The Registrant has deposited shares of Voting Stock in trust with Montreal Trust under an arrangement that entitles each holder of Exchangeable Preference Shares (other than the Registrant and Tracker Canada) to vote at meetings of stockholders of the Registrant on the basis of one vote in the Registrant for each whole share of Common Stock into which the Exchangeable Preference Shares held of record by such holder are then exchangeable.

         Dividends on the Exchangeable Preference Shares are cumulative and have priority over dividend payments on the common shares of Tracker Canada. Dividends payable on each Exchangeable Preference Share shall be an amount equal to the product obtained by multiplying the applicable exchange rate (i.e., the rate at which Exchangeable Preference Shares may be exchanged into shares of Common Stock) by the Canadian dollar equivalent of dividends declared by the Registrant on each share of the Common Stock of the Registrant Tracker Canada must, within five business days following the declaration of a dividend by the Registrant, declare a dividend on the Exchangeable Preference Shares in such amount. The Registrant has agreed, for the benefit of the holders of the Tracker Canada Exchangeable Preference Shares, not to declare and pay any cash dividends on its Common Stock unless it also causes Tracker Canada to declare and pay cash dividends on the Exchangeable Preference Shares at the same time and in the same manner as the dividends paid on the Registrant Common Stock. In addition, the Registrant has agreed to provide Tracker Canada with such funds as may be necessary to pay any such dividends to holders of the Exchangeable Preference Shares.

The Registrant has never paid any cash dividends on its Common Stock and does not intend to pay any cash dividends in the foreseeable future. Accordingly, it is unlikely that any dividends will be paid on the Exchangeable Preference Shares.

         The Exchangeable Preference Shares are nonredeemable and, except under circumstances involving the nonpayment of dividends comparable to those paid on shares of the Registrant Common Stock as described above, generally are not entitled to vote on matters put before the shareholders of Tracker Canada. If, however, within the 12 months immediately following payment of any dividend upon the Registrant Common Stock, Tracker Canada does not declare and pay an equivalent dividend on the Exchangeable Preference Shares, then the holders of the Exchangeable Preference Shares will be entitled to exercise 51% of the voting rights in Tracker Canada until such equivalent dividend has been paid.

         Holders of the Tracker Canada Exchangeable Preference Shares are entitled upon any liquidation, dissolution or winding-up of Tracker Canada, before any distribution is made to the holders of the common shares of Tracker Canada or any other shares junior to the Exchangeable Preference Shares, to an amount equal to the Basic Liquidation Amount, together with an amount equal to all dividends accrued and unpaid on such Exchangeable Preference Shares. The "Basic Liquidation Amount" per Exchangeable Preference Share is on any date the Canadian dollar equivalent of an amount equal to (a) the aggregate value on such date of the property and assets of the Registrant available for distribution to the holders of the Registrant Common Stock on such date divided by (b) the sum of (i) the number of shares of the Registrant Common Stock issued and outstanding on such date plus (ii) the product of the number of Exchangeable Preference Shares issued and outstanding on such date multiplied by the applicable exchange rate. The Basic Liquidation Amount (excluding unpaid dividends) may be satisfied at Tracker Canada's option in cash or by causing the distribution to each holder of Exchangeable Preference Shares of the number of shares of the Common Stock of the Registrant equal to the product of the number of Exchangeable Preference Shares registered in the name of such holder by the applicable exchange rate. The Registrant has agreed to provide Tracker Canada such funds as may be necessary to satisfy the liquidation value to which the holders of the Exchangeable Preference Shares are entitled. In lieu of providing such funds to Tracker Canada, the Registrant may satisfy its obligation with respect to the payment of the liquidation value of the Exchangeable Preference shares by issuing to each holder of Exchangeable Preference Shares the number of shares of the Common Stock of the Registrant for which such holder is then entitled to exchange such shares.

PREFERRED STOCK

         The Registrant has an authorized class of 500,000 shares of undesignated Preferred Stock, par value $0.001 per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Registrant, to issue from time to time such shares of Preferred Stock in one or more classes or series. The Board is also authorized to fix or alter the designations, preferences and rights and any qualifications, limitations or restrictions of the shares of each such class or series of Preferred Stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series or the designations of such class or series. It is possible that the Board could issue, without stockholder approval, Preferred Stock with voting or dividend rights that could adversely affect the voting power and dividend rights of the holders of the Common Stock and the Voting Stock. In addition, under certain circumstances such Preferred Stock could be used as a means of discouraging, delaying or preventing a change in control of the Registrant

         As of June 25, 1996, the only Preferred Stock outstanding was 100 shares of the Registrant's $1,000.00 6% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") and 250 shares of the Registrant's Series B $1,000.00 6% Cumulative Convertible Preferred Stock (the "Series B Convertible Preferred Stock"). The Convertible Preferred Stock is not redeemable and, except as otherwise provided by law, is non-voting. Subject to the prior right of the holders of any shares of any series of Preferred Stock ranking prior to the shares of Convertible Preferred Stock with respect to dividends, the holders of the Convertible Preferred Stock are entitled to receive when, as and if declared by the Board of Directors: (i) quarterly dividends payable in cash out of funds legally available for such purpose on the last day of July 1996 and October 1996 (each such date being referred to herein as a "Quarterly Dividend Payment Date") at an annual rate of $60.00 per share; or, (ii) at the sole option of the Registrant, quarterly dividends payable on each Quarterly Dividend Payment Date in additional shares of Convertible Preferred Stock at an annual rate of 0.06 additional shares per share of Convertible Preferred Stock then outstanding.

         In the event of any liquidation, dissolution or winding up of the Registrant, the holders of the Convertible Preferred Stock are entitled to receive, prior to any distribution of any of the assets or funds of the Registrant to the holders of the Common Stock or any other shares of stock of the Registrant ranking as to such a distribution junior to the Convertible Preferred Stock, an amount equal to $1,000.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to any accrued but unpaid dividends thereon to the date fixed for payment of such distribution. Upon payment of the full preferential amount, the holders of the Convertible Preferred Stock are not entitled to any further participation in any distribution of assets by the Registrant.

         Each share of Convertible Preferred Stock is convertible, at the option of the holder, without the payment of any additional consideration, and at any time, into such number of shares of Common Stock as is determined by dividing $1,000.00 plus the amount of any accrued but unpaid dividends through the date such holder's conversion notice is received by the Registrant by the Conversion Price (as hereafter defined). The "Conversion Price" shall be equal to that amount which is 33% less than the average of the published OTC Bulletin Board closing bid prices for the Registrant's Common Stock for the five (5) trading days preceding, at the election of the holder, the date such holder's subscription to purchase the Convertible Preferred Stock was accepted by the Registrant or the date such holder's conversion notice is received by the Registrant; provided, however, that the Conversion Price shall in no event be less than $0.15. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Convertible Preferred Stock is increased or decreased by a stock dividend, stock split, or combination or reclassification of the outstanding shares of Common Stock, the Conversion Price shall be appropriately decreased or increased so that the number of shares of Common Stock issuable on conversion shall be increased or decreased in proportion to such increase or decrease in the outstanding shares of Common Stock.

         The Series B Convertible Preferred Stock is identical in all material respects to the Convertible Preferred Stock except that the Quarterly Dividend Payment Dates are August 1996 and November 1996 rather than July 1996 and October 1996.

COMMON WARRANTS

         As of June 25, 1996, there were warrants ("Common Warrants") to purchase 750,000 shares of Common Stock, subject to adjustment, outstanding held by two holders. The Common Warrants entitle the holders thereof to purchase one share of Common Stock for the period commencing on July 12, 1995 and ending on the first date after July 12, 1996 on which the Common Stock can be purchased at a legally marginable price under applicable laws, rules and regulations. The per share exercise price of the Common Warrants, subject to adjustments, is $5 per share.

MERCHANT PARTNERS OPTION

         As of July 10, 1996, there was outstanding an option (the "Merchant Partners Option") to purchase 900,000 shares of Common Stock, subject to adjustment, held by one holder. The Merchant Partners Option is divided into three tranches. Tranche I entitles the holder to purchase 200,000 shares through July 10, 1998 at an exercise price of $0.50 per share, subject to adjustment. Tranche II entitles the holder to purchase 450,000 shares through July 10, 1999 at an exercise price of $0.75 per share, subject to adjustment; provided, however, that Tranche II is not exercisable unless and until the Company enters into one or more Sales Contracts (as defined in the agreement) with a Prospect (as defined below) before April 10, 1997. Tranche III entitles the holder to purchase 250,000 shares through July 10, 2001 at an exercise price of $1.00 per share, subject to adjustment; provided, however, that Tranche III is not exercisable unless and until the Company enters into one or more Sales Contracts with a term of three years or more with a Prospect before July 10, 1999. A Prospect means Signature Financial/Marketing Inc., and all of its subsidiaries, Montgomery Ward & Co. Incorporated,

Montgomery Ward Direct, L.P., ValueVision International, Inc., and all other subsidiaries of Montgomery Ward & Co. Incorporated. Merchant Partners, L.P. is an affiliate of each Prospect.

TODA WARRANT

         As of June 25, 1996, there was outstanding a warrant (the "TODA Warrant") to purchase 200,000 shares of Common Stock at an exercise price of $0.40 per share, subject to adjustment, through May 30, 2001.

CRG SHARES AND OPTIONS

         As of June 25, 1996, the Company had agreed to issue to its investor relations firm ("CRG") options to purchase 100,000 shares at an exercise price of $2.00 per share through November 19, 1996, 100,000 shares at an exercise price of $2.40 per share through November 19, 1997, 100,000 shares at an exercise price of $2.60 per share through November 19, 1998, 100,000 shares at an exercise price of $2.80 per share through November 19, 2000, and 100,000 shares at an exercise price of $3.00 per share through November 19, 2000. In addition, the Company may issue to CRG 326,000 shares of Common Stock in lieu of cash compensation.

CONVERTIBLE DEBENTURES

         As of June 25, 1996, the Registrant had outstanding an aggregate principal amount of $420,000 of its 15% one-year convertible subordinated debentures (the "First Series Convertible Debentures"). The interest payments are payable monthly in advance commencing on August 1, 1995. The principal balance together with any accrued but unpaid interest shall be paid on August 1, 1996. The First Series Convertible Debentures may be converted into shares of Common Stock, in whole or in part, from October 1, 1995 through December 1, 1996 at a conversion rate of $0.4375 per share of Common Stock. The First Series Convertible Debentures are subordinated to all other indebtedness incurred by the Registrant.

         In addition, as of June 25, 1996, the Registrant had outstanding an aggregate principal amount of $730,000 of its 15% convertible subordinated debentures (the "Second Series Convertible Debentures"). The interest payments are payable monthly in advance commencing on October 1, 1995. The principal balance together with any accrued but unpaid interest shall be paid on October 1, 1996. The Second Series Convertible Debentures outstanding as of June 25, 1996 may be converted into shares of Common Stock, in whole or in part, from October 1, 1995 through December 1, 1996 at various conversion rates, the weighted average of which is $1.00143 per share of Common Stock. The Second Series Convertible Debentures are subordinated to all other indebtedness incurred by the Registrant. The Board of Directors has authorized the issuance of up to an additional $810,471 aggregate principal amount of Second Series Convertible Debentures with a conversion price to be not less than $0.9375 per share.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         Under the Registrant's Certificate of Incorporation, assuming, as of June 25, 1996, (i) the conversion of all the Convertible Debentures into shares of Common Stock, (ii) the exchange of all Exchangeable Preference Shares, (iii) the conversion of all the Convertible Preferred Stock, (iv) the exercise of the Merchant Partners Option, and (v) the exercise of the TODA Warrant, there will be 10,421,518 shares of Common Stock and 500,000 shares of Preferred Stock available for future issuance generally without stockholder approval. The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Company, to issue from time to time additional shares of Common Stock and Preferred Stock. These additional shares may be utilized for a variety of corporate purposes, including for example a future public offering or private placement to raise additional capital or to facilitate corporate acquisitions.

         One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management or to issue Preferred Stock with terms that could render more difficult or discourage an attempt to obtain control of the Registrant by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Registrant's management. Such additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of the Registrant.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         The Registrant is subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined as a person with 15% or more of a corporation's outstanding voting stock) for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

         Section 203 defines a Business Combination to include: (i) any merger or consolidation with an Interested Stockholder or any affiliate or associate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except (x) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which were outstanding prior to the time the stockholder became an Interested Stockholder or (y) pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or certain subsidiaries thereof that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of the purchase or redemption of shares not caused by the Interested Stockholder); or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS

         Certain provisions of the Certificate of Incorporation and the Bylaws of the Registrant could have an anti-takeover effect. The Certificate of Incorporation and Bylaws contain provisions that will increase the probability that, if an unsolicited attempt is made to acquire the Registrant, the public stockholders will be treated fairly by virtue of the provisions which: (i) provide that directors may only be removed by a two-thirds (2/3) vote of the stockholders; (ii) limit the rights of stockholders to amend certain provisions of the Certificate of Incorporation and Bylaws; (iii) eliminate the rights of stockholders to take action by written consent (except by unanimous written consent) and limit the rights of stockholders to call special meetings of the stockholders; (iv) limit the rights of stockholders to bring new business before special meetings; and (v) impose certain restrictions, including approval by the holders of two-thirds (2/3) of the outstanding stock, on certain business combinations. The provisions will also encourage any person intending to attempt such acquisitions to negotiate with the Board of Directors and curtail such person's use of his dominant interest to control both sides of the negotiations. Under such circumstances, the Board of Directors may be better able to make and implement reasoned business decisions and protect the interests of stockholders.

         NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than eleven members, the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. Moreover, the Certificate of Incorporation and Bylaws provide that directors may be removed, with or without cause, by a vote of the holders of two-thirds (2/3) of the then outstanding shares of Common Stock. This provision, when coupled with the provision authorizing only the Board of Directors to fill vacant directorships, may make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the Board of Directors by filling the vacancies created by such removal with its own nominees. Moreover, this provision will also make it more difficult to remove a director when the only reason for such removal may be dissatisfaction with the performance of such director.

         These removal provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Registrant, even though such an attempt might be beneficial to the Registrant and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

         CLASSIFIED BOARD OF DIRECTORS. The Bylaws provide that the Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in size as possible. The Certificate of Incorporation and Bylaws provide that approximately one-third (1/3) of the directors will continue to serve until the 1997 annual meeting of stockholders, approximately one-third (1/3) will continue to serve until the 1998 annual meeting of stockholders, and approximately one-third (1/3) will continue to serve until the 1999 annual meeting of stockholders.

         The classification of directors may have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the Registrant The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Registrant and its stockholders and regardless of whether or not a majority of the stockholders believe that such a change would be desirable.

         The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Registrant, even though such an attempt might be beneficial to the Registrant and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of the Registrant and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

         SPECIAL MEETINGS OF STOCKHOLDERS. The Certificate of Incorporation provides that special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board), or (ii) the Chairman or the Deputy Chairman of the Board of Directors or the President, or (iii) a stockholder who owns 20% or more of the issued and outstanding Common Stock (a "20% Stockholder"). Special meetings may not be called by stockholders other than 20% Stockholders. This provision will make it more difficult for stockholders other than 20% Stockholders to take action opposed by the Board of Directors.

         STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate of Incorporation provides that any action required to be taken or which may be taken by holders of Common Stock must be effected at a duly called annual or special meeting of such holders, or by the unanimous written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Certificate of Incorporation prohibiting stockholder action by written consent unless the same is unanimous would prevent the holders of a majority of the voting power of the Registrant from using the written consent procedure available under the DGCL to take stockholder action without giving all the stockholders of the Registrant entitled to a vote on a proposed action the opportunity to participate in determining such proposed action.

         ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS. The Bylaws provide that stockholders seeking to bring business before an annual or special meeting of stockholders must provide timely notice thereof in writing to the Secretary of the Registrant To be timely, this notice must be received at the principal executive offices of the Registrant not less than 90 days nor more than 120 days prior to the meeting. If less than 100 days' notice of the meeting is given to stockholders, then the notice of a stockholder's proposal must be received not later than the tenth day following the date the notice of the meeting was mailed. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and, in the event that such business includes a proposal to amend either the Certificate of Incorporation or the Bylaws, the language of the proposed amendment; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of capital stock of the Registrant that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. The provision requiring timely notice of stockholder business ensures both orderly meetings and an adequate opportunity for the Board of Directors to review business to be decided at such meetings. This provision, however, may also preclude some stockholders from bringing matters before the stockholders and directors at an annual or special meeting.

         SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS; FAIR PRICE PROVISION. The Certificate of Incorporation provides that any Business Combination (as defined therein), including any merger, consolidation, sale, joint venture, plan of liquidation or recapitalization, with an Interested Stockholder (as hereinafter defined for purposes of this provision only) shall require the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock in the election of directors, voting together as a single class, excluding any voting stock beneficially owned by such Interested Stockholder. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be required, by law or otherwise.

         The two-thirds (2/3) vote requirement shall not apply to a particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such Business Combination is approved by a majority of the Continuing Directors (as hereinafter defined) or certain conditions shall have been met regarding the amount and form of the consideration (the "fair price") to be received by the stockholders of the Registrant in such Business Combination. Generally, the "fair price provision" will have been satisfied if the price received by the holders of shares of Common Stock or other class of voting stock is not less than the higher of (i) the highest price paid by the Interested Stockholder when acquiring any of its shares of Common Stock or other class of stock, as applicable, during the two-year period preceding the first public announcement of the Business Combination or the transaction in which it became an Interested Stockholder, or (ii) the fair market value of such stock on the date of such public announcement or the date on which the Interested Stockholder became such.

         The fair price provision is intended to provide some protection against certain forms of takeover techniques including two-tiered offers in which the acquirer seeks as a first step to acquire a controlling equity interest in a company and then as a second step to acquire the remaining equity interest with cash or securities that have a value substantially below the consideration paid to acquire control. The Registrant believes that the fair price provision will help assure that all of the stockholders will be treated fairly if certain kinds of Business Combinations are effected. However, the fair price provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to stockholders.

         The term "Interested Stockholder" for purposes of the fair price provision means any person (other than, among others, the Registrant or any employee stock ownership plan of the Registrant or any subsidiary), who is, or has announced an intention to become, the beneficial holder of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. The term "Continuing Director" means any member of the Board of Directors on the date the Certificate of Incorporation was filed and any member of the Board of Directors who thereafter becomes a member while such person is a member of the Board who is not an affiliate or associate of the Interested Stockholder and who was a member before the Interested Stockholder became an Interested Stockholder. All current directors of the Registrant would be Continuing Directors.

         AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION. Subject to the DGCL, the Certificate of Incorporation may generally be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote thereon as a class or series in accordance with the DGCL and the Certificate of Incorporation. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (i) the shares which the Registrant shall have authority to issue, (ii) the management of the business and the conduct of the affairs of the Registrant, (iii) any proposed compromise or arrangement between the Registrant and its creditors, (iv) the authority of stockholders to act by written consent or to call special meetings, (v) the indemnification of directors and officers, or (vi) the amendment of any of certain provisions of the Certificate of Incorporation and the Bylaws, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the securities entitled to vote generally in the election of directors. In addition, the amendment, modification or repeal of the fair price provision and the other anti-takeover provisions of the Certificate of Incorporation requires the affirmative vote of at least two-thirds (2/3) of the combined voting power of all the securities entitled to vote generally in the election of directors. These voting requirements will make it more difficult for stockholders to make changes in the Certificate of Incorporation that would be designed to facilitate the exercise of control over the Registrant.

         AMENDMENT TO CERTAIN BYLAW PROVISIONS. The Bylaws may be altered, amended or repealed at any meeting of the Board of Directors or the stockholders; provided, however, that the notice of the proposed change was given in the notice of such meeting of the Board of Directors or of the stockholders, as the case may be. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Bylaws regarding (i) the authority of stockholders to call special meetings, (ii) procedures by which stockholders may bring business before any meeting of stockholders, (iii) the number and election of directors; or (iv) the indemnification of officers and directors, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Registrant's Common Stock is Atlas Stock Transfer located in Salt Lake City, Utah.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases, or (iv) for any transaction from which the director derived an improper benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. In addition, the Certificate of Incorporation provides that any repeal or modification of this provision by stockholders of the Registrant will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or recission in the event of a breach of a director's duty of care.

         The Certificate of Incorporation of the Registrant requires the Registrant to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances provided by law. In addition, the Bylaws of the Registrant provide more particularly that directors and officers of the Registrant shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Registrant, provided that each such person acted in good faith and in a manner he reasonably believed was in or not opposed to the best interest of the Registrant. Indemnification by the Registrant is available in a criminal action only if such person also had no reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of the Registrant, indemnification is available if such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the best interests of the Registrant, except as regards a person adjudged to be liable to the Registrant, unless a court shall determine that such person is fairly and reasonably entitled to indemnity for certain expenses. The provisions of the Certificate of Incorporation and Bylaws relating to indemnification cannot be amended absent the approval of two-thirds of the combined voting power of the voting stock of the Registrant.

         The Registrant has entered into substantially identical indemnification agreements with each of its directors. The Registrant has agreed, to the full extent permitted by the DGCL, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by, or as a result of any threat of, his being named a party to any completed, pending or unthreatened action, suit or proceeding whether civil, criminal, administrative or investigative by reason that he was a director, officer, employee or agent of the Registrant or any of its affiliates, or because the Registrant has a right to judgment in its favor because of his position with the Registrant. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the best interest of the Registrant. The agreements provide that the indemnification thereunder is not exclusive of any other rights the indemnitees may have under the Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant for which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

ITEM 8.  EXHIBITS

Exhibit
Number

  4.1** Certificate of Incorporation, as corrected by Certificate of Correction of Certificate of Incorporation dated March 27, 1995, and as amended by Certificate of Amendment to the Certificate of Incorporation dated November 1, 1995, Certificate of Designation of Rights,
         Preferences and Privileges of $1,000.00 6% Cumulative Convertible Preferred Stock of the Registrant dated April 19, 1996, and Certificate of Designation of Rights, Preferences and Privileges of Series B $1,000.00 6% Cumulative Convertible Preferred Stock of the Registrant dated June 5, 1996
  4.2**  Bylaws
  5.1    Opinion of Fennemore Craig, a Professional Corporation.
 10.1    1996 Stock Wage and Fee Payment Plan
 24.1    Consent of Price Waterhouse LLP
 24.2    Consent of Fennemore Craig, a Professional Corporation (included in
         Exhibit 5.1)
 25.1    Power of Attorney (see page 15 of this Registration Statement)
 99.1    Reoffer Prospectus


ITEM 9.  UNDERTAKINGS

The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


**   incorporated by reference from the Registrant's registration statement on
Form S-1 (No. 33-99686 and amendments thereto)

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on October 16, 1996.

                                            THE TRACKER CORPORATION OF
                                            AMERICA



                                            BY:    /s/  I. Bruce Lewis
                                                 ------------------------------
                                                 I. BRUCE LEWIS
                                                 PRESIDENT, CHIEF
                                                 EXECUTIVE OFFICER AND DIRECTOR


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on this Form S-8 Registration Statement hereby constitutes and appoints
I. Bruce Lewis and Mark J. Gertzbein, or either of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any or all amendments (including post-effective amendments thereto) to this Form S-8 Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                               DATE


/s/  I. Bruce Lewis                    PRESIDENT AND CHIEF            OCTOBER 16, 1996
---------------------------            EXECUTIVE OFFICER,
I. BRUCE LEWIS                         DIRECTOR (PRINCIPAL
                                       EXECUTIVE OFFICER)




/s/ Mark J. Gertzbein                  EXECUTIVE VICE PRESIDENT,      OCTOBER 16, 1996
---------------------------            SECRETARY, TREASURER,
MARK J. GERTZBEIN                      CHIEF FINANCIAL OFFICER
                                       AND DIRECTOR (PRINCIPAL
                                       FINANCIAL OFFICER AND
                                       PRINCIPAL ACCOUNTING
                                       OFFICER)

/s/  Wolfgang H. Kyser
---------------------------
WOLFGANG H. KYSER                      DIRECTOR                       OCTOBER 16, 1996



/s/  Charles J. Coronella
---------------------------
CHARLES J. CORONELLA                   DIRECTOR                       OCTOBER 16, 1996



/s/  Ed J. Korhonen
---------------------------
ED J. KORHONEN                         DIRECTOR                       OCTOBER 16, 1996



/s/  Quincy A.S. McKean III
---------------------------
QUINCY A. S. MCKEAN III                DIRECTOR                       OCTOBER 16, 1996



/s/  Leonard Yakobovits
---------------------------
LEONARD YAKOBOVITS                     DIRECTOR                       OCTOBER 16, 1996

                                INDEX TO EXHIBITS

                                                                                SEQUENTIALLY
EXHIBIT                                                                         NUMBERED
NUMBER           EXHIBIT                                                        PAGE
-------          -------                                                        ------------

  5.1            Opinion of Fennemore Craig, a Professional Corporation
                                                                                ------

 10.1            1996 Stock Wage and Fee Payment Plan
                                                                                ------

 24.1            Consent of Price Waterhouse LLP
                                                                                ------

 24.2            Consent of Fennemore Craig, a Professional Corporation         N/A
                 (included in Exhibit 5.1)

 25.1            Power of Attorney (see page 13
                 of this Registration Statement)                                N/A

 99.1            Reoffer Prospectus
                                                                                ------